UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 15, 2014

A.C. SIMMONDS AND SONS INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-35802	45-5512933
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

3565 King Rd., King City, Ontario, Canada L7B 1M3
(Address of principal executive offices)

(905) 833-9845
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Jonathon Szczur appointed as Executive Vice President and Chief Financial Officer

Effective September 15, 2014, A.C. Simmonds and Sons Inc. (the “Company”) appointed Jonathon Szczur as the Company’s Executive Vice President and Chief Financial Officer. Mr. Szczur brings more than 18 years of experience to the Company, including extensive operational and financial experience with publicly- and privately-held companies. Mr. Szczur joins the Company from a publicly traded technology company, SMTC Corporation, where he served for two years and led the $300 million global finance organization as Vice President, Finance. Previously, Mr. Szczur was Chief Financial Officer of Adeptron Technologies, a global public company operating in the Electronic Manufacturing Services sector, where he served over two years until that company’s sale. Prior to such position, he served as Chief Financial Officer of the Wish Group of Companies, a company in the media and communications, cellular and recruitment industries, where Mr. Szczur provided oversight of strategic planning, finance, information technology, human resources and operations from 2006 to 2010. Mr. Szczur has also worked for BDO Dunwoody and MacGillvray Partners over a six year period as an auditor and accountant. He is a Certified Management Accountant and has a Bachelor of Business Administration degree from Brock University. During his career, Mr. Szczur has played a pivotal role in the successful integration of key acquisitions with a combined value of more than $500 million. Mr. Szczur, age 44, also has a track record of driving significant operational and profit improvements for multisite global organizations in a variety of industries. Mr. Szczur’s compensation has not yet been determined.

Resignation of Tyrone Ganpaul

Effective as of September 15, 2014, Mr. Tyrone Ganpaul has resigned as the Company’s Chief Financial Officer.

Item 8.01:	Other Events.

Press Release

On September 15, 2014, the Company issued a press release regarding the appointment of Mr. Szczur. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01:	Financial Statements and Exhibits.

(d)	Exhibit List

Exhibit	Description

99.1	Press release, dated September 15, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. SIMMONDS AND SONS INC.

Dated: September 19, 2014	By:	/s/ John G. Simmonds
Name: John G. Simmonds
Title: Chief Executive Officer